Exhibit 10.65

RETIREMENT AND NON-COMPETITION AGREEMENT

The following is a Retirement and Non-Competition Agreement (“Agreement”) between Mark H. McKinnies (referred to as “Executive,” “you,” “your,” “I” or “me”) and Advanced Emissions Solutions, Inc., a Delaware corporation (“COMPANY” or “ADES”), and parent company of ADA-ES, Inc., a Colorado corporation (“ADA”), regarding your employment with COMPANY and separation from employment.

Recitals

1.	Executive is presently the Chief Financial Officer (“CFO”), Senior Vice President and Treasurer of ADES (the “ADES Roles”), the Chief Financial Officer and Secretary of ADA, Inc., the wholly owned Colorado subsidiary of ADES (the “ADA Roles”), the Treasurer of BCSI, LLC, the wholly-owned Delaware subsidiary of ADES (the “BCSI Role”), a Manager of Clean Coal Solutions, LLC on behalf of ADA (the “CCS Role”), a Manager of ADA-ES Intellectual Property, LLC on behalf of ADA (the “ADA-ES IP Role”), a Manager of ADA-RCM6, LLC on behalf of ADA (the “ADA-RCM6 Role”), a member of the Board of Directors of ADES (the “ADES BOD Role”), and a member of the Board of Directors of ADA (the “ADA BOD Role”);

2.	Executive and ADA are parties to that certain Employment Agreement (the “Existing Agreement”) originally entered into on January 2, 2000 by and between Executive and ADA Environmental Solutions, LLC, as assigned to ADA;

3.	The Certificate of Incorporation and Bylaws of ADES along with other documents set forth the indemnification of Executive in his actions in above noted Roles (the “Indemnification”);

4.	In his present capacities, Executive receives a base pay of $348,140 per annum (“2014 Base Pay”) and participates in the ADES Executive Compensation program that includes short term and long term cash and equity incentive payments and awards (the “STI Plan” and “LTI Plans”);

5.	Executive receives healthcare, dental and 401 (k) match, vacation, holiday and other from ADES;

6.	As CFO, Executive has certified financial statements and filings made by ADES with the Securities and Exchange Commission (“SEC”), and others;

7.	As a result of decisions to restate financial statements and delinquencies in certain periodic filings with the SEC, ADES, Executive and others are presently named defendants and subject to and may become subject to further class action lawsuits, an SEC inquiry and derivative actions (collectively, the “Legal Matters”) and costs of defense in the Legal Matters is being borne by ADES and its D&O insurance (the “D&O Coverage”);

8.	ADES is in the process of conducting an investigation of the Accounting Matters and has not made a determination of “Cause” (as defined below) as of the date of this Agreement;

9.	Pursuant to the LTI Plans and separate award documents including various Restricted Stock Purchase Agreements and Performance Share Unit Agreements (collectively the “Equity Award Agreements”), Executive presently has outstanding the following unvested awards (the “Equity Awards”):

a.	2013 restricted stock—10,802 shares

b.	2013 Performance Share Units (“PSUs”)—Between 0 and 32,408 depending upon the performance of the COMPANY’s stock as specified in the applicable LTI Plans and Equity Award Agreements

c.	2014 restricted stock—9,854 shares

d.	2014 PSUs—Between 0 and 19,708 depending upon the performance of the COMPANY’s stock as specified in the applicable LTI Plans and Equity Award Agreements.

10.	Pursuant to the STI Plan, Executive presently has the right to earn a short term incentive or other cash bonus based upon achievement by the COMPANY and individual executives of certain performance goals in 2014 with a potential target value of 65% of Executive’s 2014 Base Pay if the COMPANY and individual achieves the goals (the “2014 STI Bonus”).

11.	For the purposes of this Agreement, capitalized terms used but not defined herein have the meanings set forth below, or as otherwise set forth in the Existing Agreement, STI Plan and LTI Plans, or Equity Award Agreements:

a.	“Accounting Matters” means those matters relating to the pending restatements and re-audits of prior financial statements.

b.	“Cause” means, with respect to the Executive, (i) Executive’s willful and wanton misconduct or material breach of the Company’s Code of Conduct, including the Insider Trading Policy, or Executive’s willful and wanton violation of any federal or state securities or tax laws, or reckless misconduct that has been, is, or is reasonably likely to be, materially injurious to the COMPANY or a Related Person, monetarily or otherwise; (ii) conviction of or plea of guilty or no contest to a crime involving dishonesty, breach of trust or physical harm to any Person that has been, is, or is reasonably likely to be, materially injurious to the COMPANY or a Related Person, monetarily or otherwise; or (iii) Executive’s intentional breach of fiduciary duty where such conduct had or is reasonably likely to have a material detrimental effect on the Company or a Related Person; or (iv) Executive’s material breach of this Agreement. “Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental entity, unincorporated organization, trust association or other entity. “Related Person” with regard to the COMPANY means any “affiliate” as defined in Rule 12b-2 promulgated under the Exchange Act and any Person in which the COMPANY directly or indirectly holds an ownership interest of 15% or more. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption of Cause.

c.

“Determination Date” means the date the Board determines, by action taken in accordance with COMPANY By-Laws, that the current outstanding Accounting Matters have been resolved and has made a finding of Cause or no Cause against Executive, except that a finding of Cause may not be made until after a full and fair investigation shall have been conducted, a summary of the material evidence on which the basis for any potential findings of Cause has been communicated to the Executive or his counsel, and an opportunity shall have been provided for the Executive to be heard before the Board and present evidence to rebut or refute such findings. Notwithstanding the foregoing, in no event shall the COMPANY be required to waive any attorney-client, attorney work product or other privilege. Notwithstanding Executive’s right to be heard by the Board prior to making its finding, such finding shall remain at all times within the discretion of the Board. If the Determination Date does not occur on or before December 31, 2015, the provisions of Section B.2 shall apply. The COMPANY shall report to the Executive not less on a quarterly basis the status of its determination with regard to the resolution of the Accounting Matters.

Section A - Separation

1. Executive’s separation from COMPANY is based upon Executive’s retirement. Executive hereby resigns from his ADES Roles, ADA Roles, BCSI Role, CCS Role, ADA-ES IP Role, ADA-RCM6 Role, ADES BOD Role and ADA BOD Role as of August 26, 2014 (the “Effective Date”). The Board of Directors of the COMPANY (the “Board”) reserves the right to request Executive to perform certain duties and responsibilities related to his CCS Role following his resignation, for a limited transition period expected to be less than three months, which Executive agrees to perform for no additional consideration beyond the consideration set forth in this Agreement. Such requests will be coordinated with and communicated to Executive by the CEO or Chairman of the Board of ADES.

2. You acknowledge that you will receive your final compensation, due to you as of August 26, 2014 in the amount set forth in the Retirement Pay Memo provided to you on August 22, 2014 on the next established payroll date of August 29, 2014. You further acknowledge that the Retirement Pay Memo you have received includes all wages, overtime, bonuses, vacation pay, commissions, benefits, or any other form of compensation, payments, and/or other amounts that you have earned and are due to you as of August 26, 2014. You acknowledge that the unvested Equity Awards shall remain outstanding and shall vest only as set forth in Section B. You further acknowledge that you have been granted any accommodations or leaves of absence to which you were entitled, including any leave under the Family and Medical Leave Act, Americans With Disabilities Act or related state or local leave or disability accommodation laws.

Section B - Consideration

1. COMPANY will, as consideration for your releases and promises set forth in this Agreement, pay you the following as Retirement Compensation:

•

COMPANY will pay you equal installments of $13,390.00 less all applicable deductions and withholdings required by law, on the COMPANY’S established payroll dates (biweekly) commencing September 12, 2014 over a two year period, for a total amount not to exceed $696,280. This amount will be paid by direct deposit into the account you have designated for payroll deposits. If the Board determines that the Accounting Matters have been resolved without a finding of Cause against you, then the COMPANY will accelerate all remaining installments not yet paid under this section, and shall pay the total outstanding amount in a lump sum payment to Executive within 14 days of the Determination Date. If the Board determines that the Accounting Matters have been resolved with a finding of Cause against you, no further installments shall be made and Executive forfeits all rights to any further consideration under this Agreement.

•	COMPANY will pay you an amount equal to the amount of the 2014 STI Bonus or other cash bonus that would have been paid to Executive based upon COMPANY performance in 2014 if Executive had been employed for the full 2014 calendar year. This amount will be payable to Executive in one lump sum when such payment is earned, vested and determinable under the applicable short term incentive program, and shall be paid not later than March 15 of the calendar year following the year in which it is earned.

•	COMPANY will pay you installments of $437.50 which is payable on the COMPANY’s established payroll dates (bi-weekly) over a two year period, for a total amount not to exceed $22,750.00 which sum represents the cost of obtaining replacement medical and dental coverage for eighteen months; If the Board determines that the current outstanding Accounting Matters have been resolved without a finding of Cause against you, then the COMPANY will accelerate all remaining installments not yet paid under this section, and shall pay the total outstanding amount in a lump sum payment to Executive within 14 days of the Determination Date. If the Board determines that the Accounting Matters have been resolved with a finding of Cause against you, no further installments shall be made and Executive forfeits all rights to any further consideration under this Agreement, effective as of the Determination Date. As point of clarification, if Executive has been procuring continued medical and dental coverage via COBRA, termination of any installment payments hereunder shall not impact Executive’s right to COBRA benefits.

•	The Executive currently has 20,656 unvested restricted shares (the “Restricted Shares”). Notwithstanding the agreement and plan pursuant to which such Restricted Shares were issued, the Restricted Shares will remain outstanding and unvested after Executive’s separation from the Company. The Restricted Shares shall vest in full as of the Determination Date if the Board determines that the Accounting Matters have been resolved without a finding of Cause against you.

To satisfy your tax withholding obligations with respect to the Restricted Shares, you may authorize COMPANY to transfer to COMPANY up to the number of Restricted Shares that have an aggregate fair market value, based on the share price as of the close of trading on the Determination Date, equal to any applicable federal, state and local income and employment tax withholding obligations by providing written notice to COMPANY. You acknowledge that the 20,656 Restricted Shares referenced above, less any shares you authorize COMPANY to transfer to COMPANY for tax withholding purposes, will be vested and released to you promptly after the Determination Date via your ADES stock account with Computershare, Inc.

•	The Executive currently has between 0 and 52,116 unvested PSUs depending upon the performance of the COMPANY’s stock as specified in the applicable LTI Plan document and Equity Award Agreements (the “Unvested PSUs”). Notwithstanding the agreement and plan pursuant to which such Unvested PSUs were issued, the Unvested PSUs will remain outstanding and unvested after Executive’s separation from the Company. If the Board determines that the Accounting Matters have been resolved without a finding of Cause against you or pursuant to Section B.2 below, the total number and value of the Unvested PSUs shall be determined by calculating total stockholder returns against the common stock returns of the established COMPANY peer group in accordance with the applicable long term incentive plan using the December 31, 2015 as the ending date of the applicable performance period. If greater than zero, such calculated value shall be paid to the Executive, in COMPANY stock (the PSU Shares”), within the timing required by the applicable Equity Award Agreement.

In accordance with the LTI Plans and applicable Equity Award Agreement, to satisfy your tax withholding obligations with respect to the PSU Shares, you may authorize COMPANY to transfer to COMPANY up to the number of PSU Shares allowed by the Equity Award Agreement by providing written notice to COMPANY.

2. If the Board determines that the Accounting Matters have been resolved with a finding of Cause against the Executive, no Restricted Shares or Unvested PSU’s shall vest and Executive shall, as of the Determination Date, forfeit all rights to them under this Agreement. If the Board has not made a determination with regard to the Accounting Matters on or before December 31, 2015, the Board shall be deemed to have determined that the Accounting Matters have been resolved without a finding of Cause against the Executive. In such case, the Determination Date shall be December 31, 2015 and the Restricted Shares and the Unvested PSUs shall become vested as of such date as set forth in Section B.1 above.

3. You are and shall be solely responsible for any and all federal, state and local taxes that may be owed by you by virtue of the receipt of any portion of the monetary payment provided under this Agreement.

4. You agree and acknowledge that the Retirement Compensation provided under this Retirement and Non-Competition Agreement is adequate and sufficient and in excess of what you would otherwise be entitled to receive from the COMPANY as a result of termination of your employment.

5. COMPANY, by entering this Agreement, does not admit that it is legally obligated to make any payment and denies that it is responsible or legally obligated for any claims or that it has engaged in any improper conduct or wrongdoing.

6. Under no circumstances will you be entitled to the compensation described herein unless you execute and comply with the terms of this Agreement.

7. No part of the cash portion of the Retirement Compensation will be contributed to any employee benefit plan nor will any contribution, matching or otherwise, be made by COMPANY to any employee benefit plan as a consequence of the Retirement Compensation.

Section C - Release of COMPANY and Covenant Not To Sue

1. In consideration for the payments set out in Section B above, you, including for all purposes, your heirs, executors, administrators and assigns, hereby forever, unequivocally and unconditionally release and discharge COMPANY, including for all purposes, its past and present officers, directors, employees, subsidiaries, predecessors, successors and assigns, from any and all claims, demands or causes of action of every nature or description, based upon or relating to actions, omissions or events occurring before or on the Effective Date of this Agreement, whether known or unknown, including, but not limited to any and all causes of action, whether at law or in equity, pertaining to or arising from the employment relationship of the parties and the termination of such employment relationship based in whole or in part upon any act or omission occurring on or before the Effective Date of this Agreement, whether negligent or intentional without regard to your present actual knowledge of the act or omission. If any claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the COMPANY is a party.

2. The Release agreed to above in paragraph 1 of the Section C of the Agreement does not affect your right to file a charge with or participate before a governmental agency, including the Equal Employment Opportunity Commission. However, you agree that if you bring a claim covered by the foregoing Agreement in which you seek damages or other remedies against COMPANY or if you seek to recover against COMPANY in any claim brought by a government agency on your behalf, you agree that you are expressly waiving the right to recover any damages or attorney’s fees from any such proceeding.

3. Causes of actions as used in this Section shall mean all claims, causes, judgments, damages, losses, liabilities, and demands of any kind and nature whatsoever, whether intentional or negligent, known or unknown, in law or in equity, individually or as part of a class action, occurring on or prior to the date of execution of this Agreement, arising under any constitution, federal, state, or local law(s) including but not limited to Title VII of the Civil Rights Act of 1964, the Colorado Wage Claim Act, the Colorado Anti- Discrimination in Employment Act, the Family and Medical Leave Act, the Equal Pay Act, the Sarbanes-Oxley Act of 2002, the Executive Retirement Income Security Act (with respect to unvested benefits), the Americans with Disabilities Act and the Age Discrimination in Employment Act of 1967, each as amended to date, or arising from any theory under common law such as breach of contract, express or implied promissory estoppel, wrongful discharge, tortious interference with contract rights, infliction of emotional distress, and defamation, excepting only vested retirement benefits (if any), COBRA rights, unemployment compensation, and workers’ compensation.

Section D - Executive’s Obligations

1.

Survival of Obligations under Existing Agreement. You acknowledge that you are party to an Employment Agreement with COMPANY, a copy of which has been provided herewith, in which you have assumed Continuing Obligations under Section 8 through 12 of the Employment Agreement. Specifically, in Sections 8 through 11, you and the

COMPANY have contractually allocated to the COMPANY the ownership, right, title and interest to any Inventions or Intellectual Property developed by you while employed by the COMPANY. Section 12 of your Employment Agreement further creates Restrictive Obligations Relating to Confidential Subject Matter that will continue to bind you post-employment. Nothing herein shall be deemed to affect any post-employment obligations you may have pursuant to the Employment Agreement and all amendments thereto, including, but not limited to, those provisions identified herein.

2.	Non-Compete. Except as expressly set forth at the end of this section D.2, from the date hereof until August 26, 2016, you will not, directly or indirectly, alone or in association with any other person or entity, participate in the ownership, management, operation, financing or control of, or be employed by or consult for or otherwise render services to, any Competitor in the United States of America or in any country in which the COMPANY or a Related Person has conducted business, or demonstrated its intention to conduct business, during the last two years prior to the termination of your employment. “Competitor” means any person or entity that directly competes with the COMPANY or Related Person by selling or licensing, or attempting to sell or license, any products, services or technologies which are the same as or similar to the products, services or technologies sold or licensed by the COMPANY or Related Person at any time, or from time to time, during the last two years prior to the termination of your employment with COMPANY, or similar business activities conducted during the six months period following your termination as a result of plans initiated prior to such termination, including plans for acquisitions or joint ventures. In the event the Board determines that the Accounting Matters have been resolved with a finding of Cause against Executive, the Non-Compete requirements of this Section D.2 shall cease on the Determination Date unless the Board elects to extend the period of the Non-Compete requirements, for the period of time selected by the Board, by continuing to pay the Executive the cash portion of the Retirement Compensation during the selected extension period (for example, the COMPANY can require Executive to comply with the Non-Compete for six months by paying him the pro rata portion of the cash portion of the Retirement Compensation for such six months (i.e. $13,390.00 for every two weeks of the Non-Compete period)). In no event will such extension period extend beyond August 26, 2016.

3.	Non-Divert. From the date hereof until August 26, 2016, you will not, directly or indirectly, (a) divert away or attempt to divert away any business from the COMPANY or Related Person to another company, business, or individual or (b) interfere or attempt to interfere with any transaction, agreement, prospective agreement, or corporate opportunity in which COMPANY or its predecessors in interest or any Related Person was involved at any point during the last two years of your employment with COMPANY.

4.

Non-Solicit. From the date hereof until August 26, 2016, you will not, directly or indirectly: (a) solicit, entice, persuade or induce any then-current employee, agent or representative of the COMPANY or Related Person to terminate such person’s relationship with the COMPANY or Related Person or to become employed by any Person other than the COMPANY or Related Person; (b) approach any such Person for any of the foregoing purposes; (c) authorize, solicit or assist in the taking of such actions by any third party; or (d) hire or retain any such person, in each instance other than an employee, agent, representative or other person who independently responded to a general solicitation for employment or any third party which was not specifically targeted to or reasonably expected to target the COMPANY, its agents, employees, or representatives.

Section E - Miscellaneous

1.	Receipt of Agreement. You acknowledge that you received this Agreement on August 21, 2014.

2.	Amendment of Equity Award Agreements. The Equity Award Agreements pursuant to which the Restricted Shares and Unvested PSUs were issued are deemed amended to reflect the vesting terms for the Restricted Shares and the Unvested PSUs as set forth in this Agreement.

3.	Entire Agreement. Subject to the survival of certain provisions of your Existing Agreement set forth in Section D above, the Equity Award Agreements (as amended by Section E.2), and your Indemnification described in paragraph 3 of the Recitals herein, this Agreement represents the entire agreement and understanding between you and COMPANY, your employment with and separation as an employee from COMPANY and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning your employment relationship with COMPANY. This Agreement shall not be modified, amended, supplemented, altered, or varied, nor shall any term or condition contained in this Agreement be waived, except by a written instrument signed by the Parties. To the extent the terms of this Agreement differ from or are inconsistent with those in any Executive Compensation Plan, long term or short term compensation or incentive plan, any equity incentive program, any Equity Award Agreements, or any amendments to any of the preceding that was approved by the Board or entered into between the Executive and the COMPANY (or its predecessors in interest) prior to the Effective Date of this Agreement, the terms of this Agreement shall control.

4.	Confidentiality of Agreement. You agree to keep this Agreement confidential and will not communicate the terms of this Agreement, including the type or amount of compensation provided, or the fact that such Agreement exists, to any third party except to your immediate family, accountants, legal or financial advisors, and to COMPANY’s officers and employees with a need to know or as otherwise appropriate or necessary as required by law or court order. You acknowledge that the COMPANY will be required to disclose the terms of this Agreement in its filings with the Securities and Exchange Commission; upon such disclosure, your confidentiality obligations shall apply only to any term of this Agreement not publicly disclosed by the COMPANY.

5.	Binding-Effect/Assignabilitv. You acknowledge that this Agreement is not assignable by you and will be binding upon your heirs, executors, administrators, and other legal representatives. You further agree that the COMPANY may freely assign this Agreement to any successor-in-interest.

6.	COMPANY Confidential Information. You acknowledge that by reason of your position with the COMPANY you have been given access to confidential, proprietary or private materials or information with respect to the COMPANY and its affairs. You represent that you have held all such information confidential and will continue to do so, and that you will not use such information without the prior written consent of the COMPANY. You further acknowledge that by reason of your position you have been given access to material, non-public information and that you will continue to hold all such information as confidential and proprietary with respect to the COMPANY and its affairs.

7.	Return of Property. You represent that all property belonging to the COMPANY, or any of its respective clients or prospective clients, that was obtained by you as a result of your employment has been returned. Property as used in this provision includes, but is not limited to, computers, PDAs, and any confidential or proprietary documents, information or materials.

8.	Choice of Law. The parties agree that the laws of the State of Colorado shall govern this Agreement.

9.	Enforcement. The parties understand and agree that if, at any time, a violation of any term of this Agreement is asserted by any party hereto, that party shall have the right to seek performance of that term and/or any other necessary and proper relief including, but not limited to, damages from the applicable state or federal courts located in the State of Colorado and each agree to be subject to and shall submit to the jurisdiction of such courts for any such action or proceeding. In any such proceeding, the parties agree that the remaining terms of this Agreement remain in full force and effect, and you further agree not to reinstate any claims otherwise compromised by this Agreement, or rely upon the facts which allegedly support such claims.

10.	Attorney’s Fees if Dispute. If any suit or action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the other party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, reasonable fees and expenses of attorneys and all fees, costs and expenses of appeals.

11.	Section 409A Payment and Ordering Rules. The COMPANY and the Executive intend that payments or benefits payable under this Agreement shall not be subject to the accelerated or additional tax or interest imposed pursuant to Code Section 409A, and the provisions of this Agreement shall be construed and administered in accordance with this intent. Payments under Section B, above, are intended to qualify to the maximum extent possible as “short-term deferrals” to which Code Section 409A does not apply, pursuant to Treasury Regulation Section 1.409A-1(b)(4). Any payments that do not so qualify are intended to be excluded from the application of Code Section 409A pursuant Treasury Regulation Section 1.409A-l(b)(9)(iii) (which excludes from the application of Code Section 409A certain payments made upon an “involuntary separation from service”). To the extent that payments made pursuant to Section B are made upon an “involuntary separation from service” but exceed the amount excludible from the application of Code Section 409A set forth in Treasury Regulation Section 1.409A-l(b)(9)(iii), the exclusion will first be applied to any continued health and welfare benefits payable under Section B (to the extent such benefits are subject to Code Section 409A and are payable within six (6) months from the Executive’s “separation from service,” as defined for purposes of Code Section 409A (the “Delayed Payment Date”)) and thereafter to the cash payments that are payable closest in time to the Effective Date, until the amount excludible has been applied in full. Any payments under Section B that are not excluded from the application of Code Section 409A and that are payable prior to the Delayed Payment Date shall be withheld by the COMPANY and paid to Executive on the Delayed Payment Date or as soon thereafter as is administratively feasible. For purposes of this paragraph, the right to any payment to be made in a series of installment payments shall be treated as the right to a series of separate payments pursuant to Treasury Regulation Section 1.409A- 2(b)(2)(iii). Nothing in this paragraph shall prohibit the COMPANY and Executive from making use of any other exclusion from the application of Code Section 409A that may be applicable to a payment or benefit hereunder.

12.	Business Relationships and Goodwill. The parties hereto agree that in the course of the Executive’s employment with the COMPANY, the Executive has provided services to the COMPANY that have been unique and has been and may continue to be entrusted with the confidential information of the COMPANY and Related Persons, and has and may further also develop personal relationships with, and knowledge of, the COMPANY’s customers and prospective customers and their affairs and requirements. Executive acknowledges and agrees that there is a risk and opportunity for any person given such responsibility, specialized training, and confidential information to misappropriate the trade secrets, relationships, business and goodwill existing between the COMPANY and the COMPANY’s current and prospective customers, members, stockholders, vendors and investors. Executive therefore acknowledges and agrees as follows:

a.	It is fair and reasonable for the COMPANY to take steps to protect itself from the risk of misappropriation of confidential information and goodwill.

b.	COMPANY’s interest in restraining Executive from competing with the COMPANY or harming COMPANY’s competitive advantage in accordance with this Agreement is justified.

c.	The Non-Compete, Non-solicit and Non-Divert covenants are designed to enforce COMPANY interests and that any limitations as to time, geographic scope and scope of activity to be restrained as defined herein are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interest of the COMPANY.

d.	The consideration to be paid by COMPANY in accordance with this Agreement is sufficient and adequate and Executive will not challenge the enforceability or scope, and agrees to abide by the Non-Complete, Non- Solicit and Non-Divert covenants as specified herein.

e.	Executive will notify all future Persons with which Executive becomes affiliated or employed of the restrictions set forth in this Agreement and any other agreement between the parties with regard to the protection of COMPANY confidential information, prior to the commencement of any such affiliation or employment and consents to the COMPANY providing such notice as well.

13.	Breach of Obligations and Waiver. If the COMPANY breaches Section B of this Agreement or otherwise fails to make the required payments to Executive and fails to cure such breach within ten days after written notice from Executive, the Non- Compete, Non-Solicit and Non-Divert shall terminate immediately. If the Executive breaches any of the provisions of this Agreement or any other agreement between the parties with regard to the confidentiality of information, the Executive’s rights to any further consideration or payments under this Agreement shall terminate as of the date of any such breach. Any delay or omission on the part of COMPANY to exercise any right under this Agreement will not automatically operate as a waiver of such right or any other right; and that a waiver of any right of the COMPANY hereunder on one occasion will not be construed as a bar to or waiver of any right on any future occasion.

14.	Severability and Reformation. If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect, and the invalid, void or unenforceable provisions shall be deemed severable. Moreover, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be reformed by limiting and reducing it to the minimum extent necessary, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

15.	Cooperation. Executive agrees that he shall reasonably assist and cooperate with COMPANY with regard to any matter or project in which the Executive was involved during the Executive’s employment with the COMPANY, including but not limited to the Legal Matters, and any government inquiry or litigation that may be pending or arise after such termination of employment without additional consideration. Further, the Executive agrees to notify COMPANY at the earliest opportunity of any contact that is made by any third parties concerning any such matter or project. COMPANY shall not unreasonably request such cooperation of Executive, shall reimburse Executive for Executive’s expenses associated with such cooperation and assistance and indemnify Executive in accordance with the Indemnification.

16.	Remedies. Executive acknowledges and agrees that any breach or threatened breach by Executive of any of the provisions of this Agreement or any other agreement between the parties with regard to the confidentiality of information would result in irreparable harm to COMPANY for which monetary damages would be inadequate or difficult or impossible to ascertain. Accordingly, and notwithstanding anything to the contrary herein, in addition to any other remedies available to the COMPANY at law or in equity, the COMPANY shall be entitled, at any time, to injunctive relief in any court of competent jurisdiction to prevent or stop any such breach, threatened breach or continuing breach by Executive. In the event of any such action, the prevailing party (as determined by the court in such proceeding) shall be entitled to recover all reasonable costs and expenses incurred by such party in connection therewith, including reasonable attorneys’ fees and costs. Executive agrees that the duration of any confidentiality, Non-Compete, Non-Solicit and Non-Divert obligations shall be extended by the period of time in which the Executive is in breach of those obligations.

17.	Nonexclusivity of Rights. After the Effective Date, Executive shall no longer be entitled to receive any amounts under any plan, policy, practice or program of, or any contract or agreement with, the COMPANY, except for any vested benefits or as otherwise required by this Agreement or by law (this specifically includes the 401K matching contributions as yet to be made by the COMPANY for 2014). Except as provided in this Agreement, the Executive waives all of the Executive’s rights to receive retirement or severance payments and benefits under any plan, policy or practice of COMPANY or any entity merged with or into COMPANY (or any part thereof) or that acquires COMPANY or all or substantially all of its assets. Unless prohibited by law, nothing herein shall be construed to preclude the COMPANY from seeking to recover from Executive compensation or benefits paid to Executive that Executive was not eligible or otherwise entitled to receive. Notwithstanding any other provisions in this Agreement to the contrary, any compensation paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the COMPANY that is subject to recovery under any law, government regulation or stock exchange listing requirement will be subject to such deductions and clawback as are required to be made pursuant to such law, government regulation or stock exchange listing requirement.

18.	Counterparts. This Agreement may be executed in any number of counterparts, and any such counterpart may be transmitted electronically or by facsimile transmission, and each of such counterparts, whether an original, an electronic copy, or facsimile of an original, shall be deemed to be an original and all of such counterparts together shall constitute a single agreement.

19.	Pursuant to the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (“OWBPA”), Executive is entitled to and has been given a period of twenty-one (21) days within which to consider the terms of this Agreement, although Executive may accept it at any time within those twenty-one days. If Executive chooses to execute the Agreement prior to the expiration of the twenty-one day consideration period, such decision will constitute a waiver of the Executive’s right to further consider this Agreement within the twenty-one day period.

20.	After acceptance of this Agreement, Executive may revoke said acceptance for a period of seven (7) days. To revoke, Executive must deliver a written statement of revocation to Beth Turner-Graziano, Director, Human Resources, ADA-ES, Inc., 9135 S. Ridgeline Blvd., Suite 200, Highlands Ranch, CO 80129 that is received before the close of business on the seventh day after you sign the Agreement. If the Agreement is not revoked, the eighth day after you sign will be the “Effective Date” of the Agreement. This Agreement shall not be effective or enforceable until the seven day period has expired.

I have carefully read all aspects of this Agreement, and I execute it voluntarily, fully understanding and accepting all provisions of this Agreement in its entirety and without reservation after having had sufficient time and opportunity to consult with my legal advisors prior to executing this Agreement. I understand that in agreeing to this document, any and all claims I may have against the COMPANY are being waived and released. I have been advised to consult with an attorney prior to executing this Agreement. In agreeing to sign this Agreement I have not relied on any statements or explanation made by the COMPANY. I have had at least twenty-one (21) days to consider this Agreement and if I choose to sign this Agreement before the end of that period, it was my personal, voluntary decision to do so. I understand that if I do not return this Agreement signed by me to the COMPANY upon the expiration of the twenty-one day period, this offer will expire. I understand that I may revoke and cancel this Agreement within seven (7) days after signing it by serving written notice upon COMPANY.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

COMPANY:

Advanced Emissions Solutions, Inc.

By: Michael D. Durham
Michael D. Durham, President and CEO

Executive:

Mark H. McKinnies
Mark H. McKinnies, an individual

Acknowledged and Agreed:	ADA-ES, Inc.

By: Michael D. Durham
Michael D. Durham, Chief Executive Officer